UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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AETRIUM INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

AETRIUM INCORPORATED

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held November 26, 2012

A special meeting of the shareholders of Aetrium Incorporated, a Minnesota corporation, will be held at Aetrium’s headquarters located at 2350 Helen Street, North St. Paul, Minnesota beginning at 4:30 pm, local time, on Monday, November 26, 2012.

The special meeting was requested by a group of Aetrium’s shareholders, including Jeffrey Eberwein, Archer Advisors, LLC and certain related persons, owning a total of approximately 17% of our outstanding common stock, who we collectively refer to as the Shareholder Group. The business to be transacted at the special meeting will be limited to the following proposals that were included in the Shareholder Group’s demand, both of which are opposed by our Board of Directors and management:

1.	To remove the existing members of our Board of Directors from office pursuant to Section 3 of Article III of our Bylaws; and

2.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

If these proposals are approved, the Shareholder Group will take control of our Board of Directors. The Board of Directors does not believe the Shareholder Group’s proposals are in the best interests of all of our shareholders. The Shareholder Group has no operating experience in the semiconductor or semiconductor equipment industries and has no plan for enhancing shareholder value. Conditions in the semiconductor equipment industry are very difficult and likely to remain so for at least the next three quarters. The deep experience and expertise of Aetrium’s current Board of Directors and management will be critical to Aetrium’s success in navigating these challenging times and protecting and enhancing shareholder value. In addition, we believe the Shareholder Group has established a pattern of complying with SEC requirements only at its convenience, and accordingly should not be allowed to control Aetrium at the risk of Aetrium non-compliance with SEC requirements.

Consequently, our Board of Directors is soliciting proxies AGAINST Proposal No. 1 and unanimously recommends that you vote AGAINST Proposal No. 1. We are not soliciting proxies with respect to Proposal No. 2 because that proposal will not have any effect if Aetrium’s shareholders join us in defeating Proposal No. 1.

Your vote is extremely important. You may attend the special meeting and vote in person, or you may vote by submitting a proxy for the special meeting. Whether or not you plan to attend the special meeting, we request that you submit a proxy voting AGAINST Proposal No. 1 by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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We urge you NOT to sign or return any proxy card that may be sent to you by the Shareholder Group.

If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting. You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting. If you have previously returned a proxy card sent to you by the Shareholder Group, we urge you to sign, date and return the enclosed proxy card marked AGAINST Proposal No. 1. Only your latest-dated proxy counts.

I can assure you that the Aetrium Board of Directors and management will continue to act in the best interest of all of Aetrium’s shareholders. We appreciate your continued support.

By Order of the Board of Directors

Douglas L. Hemer

Chief Administrative Officer and Secretary

[__________], 2012

North St. Paul, Minnesota

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PRELIMINARY COPY

AETRIUM INCORPORATED

2350 Helen Street

North St. Paul, Minnesota 55109

(651) 770-2000

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

To Be Held November 26, 2012

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters being considered at the special meeting of shareholders. We urge you to read the remainder of this proxy statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. In this proxy statement, the terms “Aetrium,” the “company,” “we,” “our,” “ours,” and “us” refer to Aetrium Incorporated.

We expect that this proxy statement and the enclosed proxy card will be first mailed to shareholders on or about [_________], 2012.

Q:	Why am I receiving this proxy statement?

A:	The special meeting described in this proxy statement was requested by the Shareholder Group to consider and vote upon two proposals designed to give the Shareholder Group control of Aetrium and our Board of Directors.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting, our shareholders will be asked to vote on the following proposals, both of which are opposed by our Board of Directors and management:

1.	To remove the existing members of the Board of Directors from office pursuant to Section 3 of Article III of our Bylaws; and

2.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 1. We are not soliciting proxies with respect to Proposal No. 2 because that proposal will not have any effect if Aetrium’s shareholders join us in defeating Proposal No. 1.

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Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at the company’s headquarters located at 2350 Helen Street, North St. Paul, Minnesota beginning at 4:30 pm, local time, on Monday, November 26, 2012.

Q:	Who can vote at the special meeting?

A:	Shareholders of record as of September 28, 2012, the record date, are entitled to vote at the special meeting. On September 28, 2012, we had 10,781,451 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the special meeting.

Q:	What is the required quorum for the special meeting?

A:	The holders of a majority of the shares (5,390,726 shares) entitled to vote and represented in person or by proxy at the special meeting will constitute a quorum for the transaction of business at the special meeting.

Q:	What do I need to do now?

A:	Please carefully read and consider the information contained in the proxy statement and vote your shares in any of the ways provided in this proxy statement.

Q:	What vote is required to approve the proposals?

A:	The affirmative vote of the holders of a majority of the outstanding shares (5,390,726 shares) entitled to vote at the special meeting is required to approve Proposal No. 1. You may vote AGAINST, FOR or ABSTAIN with respect to Proposal No. 1, which is the proposal against which we are soliciting. The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 1. For Proposal No. 2, the six director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors. We are not taking a position on Proposal No. 2 because that proposal will not have any effect if our shareholders join us in defeating Proposal No. 1.

Q:	Can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the special meeting. If you hold your shares in a brokerage account in your broker’s name (this is called “street name”), you must request a legal proxy from your broker in order to vote in person at the special meeting.

Q:	Can I vote my shares without attending the special meeting?

A:	Yes. Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the special meeting. If you are a shareholder of record you may vote without attending the special meeting only by submitting a proxy by signing, dating and returning a proxy card. If you hold your shares in street name you may vote by submitting voting instructions to your broker or other nominee, following the directions provided by such nominee. Shares will be voted in accordance with the specific voting instructions on the proxy card. Any of the enclosed proxy cards received by Aetrium that are signed by shareholders but lack specific instructions will be voted AGAINST Proposal No. 1.

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We strongly urge you NOT to sign any proxy card sent to you by the Shareholder Group.

Q:	How will shares represented by “broker non-votes” be treated?

A:	Shares represented by proxies that reflect “broker non-votes” (shares of stock held of record by a broker as to which no voting direction or discretionary authority exists) will be counted for purposes of determining the presence of a quorum at the special meeting and will have the effect of a vote against Proposal No. 1. For Proposal No. 2, broker non-votes will have no effect in determining which director nominees receive the highest number of votes.

Q:	How will abstentions be treated?

A:	Abstentions will be counted for the purpose of determining whether there is a quorum at the special meeting and will have the effect of a vote against Proposal No. 1. For Proposal No. 2, abstentions will have no effect in determining which director nominees receive the highest number of votes.

Q:	What should I do if I receive more than one set of voting materials?

A:	If your shares are registered differently and are held in more than one account, then you will receive more than one proxy statement and proxy card. Please be sure to vote all of your accounts so that all of your shares are represented at the meeting.

Q:	What should I do with any proxy card I may receive from the Shareholder Group?

A:	The Board recommends that you do nothing with any proxy card sent to you by the Shareholder Group. Instead, the Board recommends that you sign, date and return the proxy card in the envelope provided with this proxy statement. If you have already returned a proxy card that you received from the Shareholder Group, you can effectively revoke it by voting the enclosed proxy card. Only your latest-dated proxy will be counted at the special meeting.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke any proxy and change your vote at any time before the vote at the special meeting. You may do this prior to the time of voting by delivering written notice to Aetrium revoking your proxy or by submitting a subsequently signed and dated proxy card. You may also revoke your proxy by attending the special meeting and voting in person. Attending the special meeting will not revoke your proxy unless you specifically request it. If you have previously signed a proxy card sent to you by the Shareholder Group, you may revoke any vote you have cast in favor of the Shareholder Group’s proposals by following the instructions for changing your vote, as described above.

Q:	Who should I contact if I have questions?

A:	If you need additional proxy materials or have any questions about the special meeting, please contact Douglas L. Hemer at 651-773-4274 or by e-mail at dhemer@aetrium.com.

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THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to Aetrium’s shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held at Aetrium’s headquarters located at 2350 Helen Street, North St. Paul, Minnesota beginning at 4:30 pm, local time, on Monday, November 26, 2012.

Matters to be Considered

The purpose of the special meeting will be to consider and vote on the following proposals made by the Shareholder Group and opposed by our Board of Directors and management:

1.	To remove the existing members of our Board of Directors from office pursuant to Section 3 of Article III of our Bylaws; and

2.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

Record Date and Quorum

Only the holders of record of our common stock as of the close of business on September 28, 2012 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 10,781,451 shares of our common stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. If a new record date is set for an adjourned special meeting, however, then a new quorum will have to be established.

Required Vote

Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares (5,390,726 shares) entitled to vote at the special meeting is required to approve Proposal No. 1. The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal No. 1. For Proposal No. 2, the six director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors. We are not taking a position on Proposal No. 2 because that proposal will not have any effect if our shareholders join us in defeating Proposal No. 1.

In order to vote AGAINST Proposal No. 1, you must vote your shares in one of the following ways:

•	Vote in Person – You may vote in person at the special meeting.

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•	Vote by Mail – If you wish to vote by mail, please sign, date and return the proxy card in the envelope provided. If your enclosed proxy card is signed and returned without specifying a choice, the shares represented will be voted AGAINST Proposal No. 1.

If you hold your shares through a broker or other nominee, you will receive separate voting instructions with the proxy statement. Please contact your broker to determine how to vote.

Effect of Broker Non-Votes

Brokers will not have discretionary authority to vote on the proposals to be considered at the special meeting. If no instructions are given to the broker holding shares for a customer, or if instructions are given to the broker indicating that the broker does not have authority to vote on the proposals, then, in either case, a “broker non-vote” will occur and the shares will be counted as present for purposes of determining whether a quorum exists, but will not be voted on either of the proposals. Broker non-votes will have the same effect as voting against Proposal No. 1. For Proposal No. 2, broker non-votes will have no effect in determining which director nominees receive the highest number of votes.

Abstentions

Shares of our common stock represented at the special meeting for which proxies have been received but with respect to which shareholders have abstained will be treated as present at the special meeting for purposes of determining whether a quorum exists and will have the same effect as voting against Proposal No. 1. For Proposal No. 2, broker non-votes will have no effect in determining which director nominees receive the highest number of votes.

Revocability of Proxies

Any shareholder giving a proxy may revoke it at any time before its use at the special meeting either by:

•	giving written notice of revocation to our Secretary before the special meeting or at the special meeting before the proxy is used;

•	submitting a duly executed proxy with a later date to our Secretary; or

•	appearing at the special meeting and voting his or her shares in person.

Shares Owned by Our Directors and Executive Officers

As of September 28, 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate, approximately 412,477 shares of our common stock (excluding shares issuable upon exercise of options), or approximately 3.8% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock AGAINST Proposal No. 1.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the Board of Directors. We will pay the costs related to soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

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Aetrium’s expenses related to the solicitation of proxies in connection with the special meeting are expected to be at least $80,000, of which approximately $45,000 has been spent to date. Appendix I sets forth certain information relating to Aetrium’s directors, officers and other employees who will be soliciting proxies in connection with the special meeting.

THE SHAREHOLDER GROUP’S PROPOSALS

Background on the Calling of the Special Meeting

On February 14, 2012, Archer Advisors, LLC, or Archer, a member of the Shareholder Group, filed an amended Schedule 13G with the Securities and Exchange Commission, or SEC, disclosing that it beneficially owned 1,020,618 shares of our common stock, which represented approximately 9.47% of our outstanding shares, and which it had acquired over the period beginning 2006 according to our information. According to reports filed by Archer with the SEC, Archer acquired an additional 59,382 shares of our common stock between February 14, 2012 and February 24, 2012. From February 24, 2012 to July 31, 2012, Archer acquired an additional 675,121 shares of our common stock at purchase prices from $0.57 per share to $0.86 per share, and on August 9, 2012, Archer sold 675,000 share of our common stock to Jeffrey E. Eberwein, a member of the Shareholder Group, at a price of $0.65 per share.

On August 14, 2012, the Shareholder Group filed a Schedule 13D with the SEC, disclosing that it had accumulated beneficial ownership of approximately 16.66% of our outstanding shares. On August 30, 2012, the Shareholder Group filed an amendment to its Schedule 13D with the SEC disclosing that it had accumulated beneficial ownership of approximately 17.35% of our outstanding shares of common stock. On September 20, 2012, October 2 and October 9, 2012, the Shareholder Group filed amendments to its Schedule 13D with the SEC disclosing that it continued to hold beneficial ownership of approximately 17.35% of our outstanding shares of common stock.

On July 11, 2012, Galen Vetter, a member of the Shareholder Group, met with Joseph Levesque, our Chief Executive Officer and a member of our Board of Directors, and Douglas Hemer, our Chief Administrative Officer and member of our Board of Directors, and discussed the company and its business.

On August 21, 2012, Messrs. Eberwein and Vetter and Richard K. Coleman, Jr., also a member of the Shareholder Group, had a meeting by telephone with Messrs. Levesque and Hemer and Paul Askegaard, our Treasurer. They discussed the Shareholder Group’s intention to seek to join the Board of Directors, study our business and take other, yet to be determined, actions to maximize shareholder value. Messrs. Eberwein, Vetter and Coleman additionally expressed their desire to meet with each member of our Board of Directors individually. By subsequent e-mail exchanges on August 24, 2012 and August 28, 2012 between Mr. Eberwein and Mr. Hemer, the parties failed to reach agreement on a structure for the representatives of the Shareholder Group to join our Board of Directors.

On August 28, 2012, the Shareholder Group delivered a letter to Aetrium requesting that we call a special meeting of shareholders on October 26, 2012. The letter stated that the purpose of the special meeting is to remove the existing members of our Board of Directors pursuant to Article 3 Section II of our bylaws and to elect Messrs. Eberwein, Singh, Coleman, Vetter, Knapp and Gillman to our Board of Directors.

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On September 10, 2012, Messrs. Eberwein, Coleman and Vetter met with the executive officers and Board of Directors of the company and discussed the Shareholder Group’s intention to seek to join the Board of Directors and the company’s current state of business. At the commencement of that meeting, we entered into non-disclosure agreements with the representatives of the Shareholder Group in order to disclose to the Shareholder Group material non-public information about the company and its operations in an effort to have a full and candid discussion with the Shareholder Group and to meet its requests for information. Subsequent to this meeting, Messrs. Eberwein, Singh, Coleman, Vetter, Knapp and Gillman agreed to provide additional information regarding their qualifications to the current Board of Directors.

By letter to the company’s counsel dated September 12, 2012, the Shareholder Group reiterated its request that the company call a special meeting of shareholders.

On September 20, 2012, in response to the Shareholder Group’s request for a special meeting, our Board of Directors approved the time and place of the meeting and set the record date for September 28, 2012.

On September 21, 2012, Messrs. Levesque and Hemer had a telephone meeting with Mr. Eberwein and proposed that the Shareholder Group be appointed a seat on the company’s Board of Directors, that the Shareholder Group’s director nominee be nominated for re-election at the next annual meeting of shareholders in May 2013, and that the Shareholder Group enter into a standstill agreement to refrain from seeking any special shareholder meeting until 2014. On September 25, 2012, Mr. Eberwein delivered a term sheet to Messrs. Levesque and Hemer by email proposing that members of the Shareholder Group be appointed to one-half of the seats on the company’s Board of Directors and each Board committee and that members of the Shareholder Group be nominated for a majority of the seats on the company’s Board of Directors at the next annual meeting. On September 26, 2012, Mr. Hemer emailed Mr. Eberwein that the terms of the September 25, 2012 were unacceptable to the company’s Board of Directors.

On October 12, 2012, we advised Archer that its reported trading of shares of our common stock between February 24, 2012 and August 9, 2012 had resulted in liability under Section 16(b) of the Securities Exchange Act for profits on purchases and sales within six months by a reporting person in our calculated amount of $1,759.30 and requested that Archer pay that amount to us immediately.

Further information regarding the calling of the special meeting can be found with our SEC filings, the location of which is described under the heading “Where You Can Find Additional Information” below.

The Shareholder Group’s Proposals

The purpose of the special meeting will be to consider and vote on the following proposals made by the Shareholder Group and opposed by our Board of Directors and management:

1.	To remove the existing members of our Board of Directors from office pursuant to Section 3 of Article III of our Bylaws; and

2.	To elect Jeffrey E. Eberwein, Dilip Singh, Richard K. Coleman, Jr., Galen Vetter, Alfred John Knapp, Jr., and Charles M. Gillman to our Board of Directors.

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Recommendation of Our Board of Directors

After careful consideration, our Board of Directors unanimously recommends that Aetrium’s shareholders vote AGAINST Proposal No. 1. We are not soliciting proxies with respect to Proposal No. 2 because that proposal will not have any effect if Aetrium’s shareholders join us in defeating Proposal No. 1.

Reasons of Our Board of Directors for Its Recommendation

The Shareholder Group’s proposals are designed to remove and replace the members of our Board of Directors with the Shareholder Group’s designees, which our Board of Directors does not believe is in the best interests of our shareholders for a number of reasons, including the following:

•	Lack of Experience. The Shareholder Group has claimed to have experience in the semiconductor and semiconductor equipment industries, and references the association some of its members have had with MRV Communications, Inc. (“MRV”) as support for that claim. MRV is a communications equipment and services company. MRV does not manufacture computer chips, which is what our customers do. MRV does not provide production equipment to the semiconductor industry, which is what we do. MRV is simply not a part of the semiconductor or semiconductor equipment industries. Moreover, the two members of the Shareholder Group who have significant operating experience have gained that experience entirely in the telecommunications industry and neither has operating experience in the semiconductor or semiconductor equipment industries.

The semiconductor industry is a notoriously cyclical industry, which has led to even more pronounced cyclicality in the semiconductor equipment industry. Over the last 28 years, the semiconductor industry has averaged an annual increase in revenues of 9%. However, over the last two years the semiconductor industry has experienced no growth. The semiconductor industry’s last peak production quarter was third quarter of 2010, and it has not surpassed that level of production in any quarter since then. The primary driver for our test handler products, in particular, is increased number of computer chips being produced. The semiconductor industry has not needed additional capacity for the testing of its computer chips generally since at least third quarter of 2010, and industry conditions suggest to us that general additional capacity requirements will not be felt by the semiconductor industry until at least the last half of 2013.

Our Board of Directors believes it would be contrary to the best interests of the company and its shareholders to cede control of the company to this Shareholder Group that has no experience or expertise in operating a semiconductor equipment business, particularly under these challenging industry conditions.

These conditions will require appropriate, timely and decisive actions for the company to take advantage of opportunities that present themselves in order to improve upon the company’s position as these conditions persist and align the company to take best advantage of improving conditions as they arise. Accordingly, the Board of Directors has also rejected the Shareholder Group’s proposal to be appointed to half of the Board seats until, under its proposal, it would take control of the company at the next annual shareholders meeting. That proposal of a 50/50 Board split, even if not a prelude to taking full control of the company, leaves the Board of Directors in a potential stalemate position, unable to take any affirmative action at a time when swift, decisive Board action may be most critical to the company’s fortunes. We also note that a 50/50 Board split would give a minority shareholder group disproportionate representation in the control of the company.

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The Shareholder Group has also pointed to Mr. Eberwein, the leader of the Shareholder Group, as having experience in improving the performance of operating companies, referencing Mr. Eberwein’s position as a director of Goldfield Corporation and the significant year over year improvement of Goldfield Corporation’s performance in the first half of this year. Indeed, Goldfield Corporation significantly improved its year over year performance in its first quarter ending March 31 of this year, and again significantly improved its year over year performance in its second quarter ending June 30 of this year. However, Mr. Eberwein did not join the board of Goldfield Corporation until May 31st of this year, and the Shareholder Group has not given us any rationale for how Mr. Eberwein could have had any significant influence on the improving performance of Goldfield Corporation during the first half of this year under those circumstances.

•	The Shareholder Group’s Only Plan is to Develop a Plan. Mr. Eberwein has advised our Board of Directors that the intent of the Shareholder Group is for its director nominees to study the company and its operations and develop a plan for going forward within one year. As noted above, the conditions in our industry are very challenging, particularly for our test handler products, and we must move forward in a timely and effective manner to take advantage of the opportunities we have. Our Board of Directors has determined that it would be contrary to the best interests of the company to cede control to this Shareholder Group and risk that it misses opportunities available to the company, particularly in these difficult industry conditions, as the Shareholder Group struggles up a steep learning curve.

Moreover, the Shareholder Group’s lack of a stated strategic plan and inexperience in our industry risk creating an air of uncertainty at Aetrium that could lead to instability, both internally and externally.

Our Board of Directors has always been open to the ideas of its shareholders, and we certainly respect the share position of the Shareholder Group and its stated goal of enhancing shareholder value. Accordingly we have invited the Shareholder Group to a seat on our Board so that we can work cooperatively to enhance shareholder value together, without risking the negative consequences that could result from the Shareholder Group’s inexperience and lack of direction if it controlled the company. The Shareholder Group has not accepted our offer.

•	Our Board of Directors has a Proven Record of Managing Through Difficult Conditions. Our Board of Directors and management have consistently operated aggressively in challenging industry conditions to contain costs while at the same time continuing product development programs and customer evaluation efforts vital to positioning the company to most effectively take advantage of the next industry upturn. That was how we weathered the downturns of 2000 and 2008, and that is how we are managing the current conditions. As evidence of these efforts, Joseph Levesque returned as our CEO in late 2011 at 50% of his base salary and the salary of Douglas Hemer, our CAO, was reduced to 65% of his base salary effective January 2012. All other officers have been under reduced salaries since September 2011. We have reduced staff three times since September of 2011 as challenging conditions have persisted, including our last workforce reduction at the end of this September. At the same time, we have retained the right core of personnel we believe will enable us to maintain our critical programs during the remainder of this downturn and allow us to expand effectively to meet the opportunities presented during the next industry upturn. This is the time to stay the course, and not take on the risks associated with the Shareholder Group’s lack of plans and inexperience.

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•	Our Current Board of Directors is Committed to Enhancing Shareholder Value. The position of our current Board of Directors and management has been for many years that we should not continue to be a small micro-cap publicly held company. We have diligently explored opportunities with this in mind over the years, including selling the company or some or all of its parts, and although we have not yet been successful, our efforts continue. One such effort is now stalled, and we believe will continue to be stalled until the issue of control of the company is resolved. None of our current directors or management is entrenched in the protection of the continuation of their jobs at the expense of enhancing shareholder value through partnering with a larger organization. However, we know through experience that when our industry is in a downturn, such as it is now experiencing, it is a very difficult time for finding a partner willing to provide an appropriate value proposition for our shareholders.

•	The Shareholder Group’s Interests are Different from Those of Our Other Shareholders. According to SEC filings, Mr. Eberwein currently owns 605,887 shares of our common stock, the bulk of which were purchased on August 9, 2012 at $0.65 per share. In addition, of the three other members of the Shareholder Group who are shareholders, two only became shareholders after August 14, 2012. Other than Archer, none of the other Shareholder Group members are (nor to our knowledge have they ever been) shareholders of Aetrium. Because they purchased their shares at prices near our five-year lows, the few members of the Shareholder Group who hold shares have interests with respect to their returns that are different from those of our long-term shareholders. Our Board of Directors is concerned that the Shareholder Group may try to secure its own near-term gain without any reference to Aetrium’s fundamental value, long-term potential or the interests of all our shareholders. Given the Shareholder Group’s lack of experience in our industry, we are particularly concerned that it may enter into an improvident transaction during this period of difficult industry conditions and low valuations.

•	The Shareholder Group has Acted in Apparent Disregard of SEC Requirements. According to SEC filings, between February 14 and February 24, 2012, Archer, the largest shareholder in the Shareholder Group, increased its beneficial ownership in the company to over 10%, and accordingly was required to file a Form 3 under Section 16(a) of the Securities Exchange Act reporting that event within 10 days of the transaction. It did not file its Form 3 until August 13, 2012, the day before the Shareholder Group’s announcement of its formation. Moreover, from February 24, 2012 until July 31, 2012, Archer made 86 transactions in our common stock, and as a 10% shareholder it was required to file a Form 4 with respect to each of those transactions within two business days of each such transaction. Archer failed to file any Form 4’s with respect to those 86 transactions until August 14, 2012, again coincidental with the Shareholder Group’s announcement of its formation.

Archer’s representatives advised us on a few occasions prior to February 2012 that pursuant to its rule for all of its investments, it would maintain its investment in Aetrium below 10%, presumably to avoid the reporting requirements of a 10% shareholder. In the early part of 2012, Archer’s representatives advised us that it had had communications with a group of activist shareholders located in the U.S. southwest who had expressed interest in our stock. Over the next six months, Archer then accumulated additional shares far in excess of its stated 10% limit. But, according to the Shareholder Group’s SEC filings, Archer only reached agreement with the rest of the Shareholder Group on August 9, 2012 to sell to Mr. Eberwein most of the block of stock it had built up over six months in more than 86 transactions, and form the Shareholder Group. It is far more likely, in the opinion of the current Aetrium Board, that there was an agreement reached as early as February 2012 between Archer and at least some of the other members of the Shareholder Group that Archer would accumulate shares and sell them to the other Shareholder Group members at an appropriate time. The SEC reporting requirements mandate that the Shareholder Group should have reported that agreement when first reached. We believe the Shareholder Group stretched its interpretation of the SEC’s reporting requirements to fit its objective of acquiring its position in secret.

10

We entered into non-disclosure agreements with representatives of the Shareholder Group on September 10, 2012, pursuant to which we disclosed to the Shareholder Group material non-public information about the company and its operations in an effort to have a full and candid discussion with the Shareholder Group and to meet its requests for information. Subsequently, on October 9, 2012, Archer acquired more shares of the company’s stock, and we are concerned that Archer may have traded on material non-public information in violation of applicable law.

A fundamental tenet of corporate governance is strict adherence to the requirements of law. A recent example of the cost, loss of shareholder confidence and divergence of management attention from building shareholder value is the drawn out episode of backdating options involving numerous public companies. Critical to control over financial reporting is the demand from the top of a company’s management hierarchy to fully comply with its legal and ethical mandates. The history of this Shareholder Group suggests that it will stretch its interpretation of SEC requirements as necessary to meet its objectives. Accordingly, our Board of Directors believes that the Shareholder Group’s control of the company presents an unreasonable risk of instability and breakdown of basic corporate governance controls that could potentially subject the company to material adverse consequences.

For the foregoing reasons, our Board of Directors unanimously recommends that our shareholders vote AGAINST Proposal No. 1.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our common stock as of September 28, 2012, unless otherwise noted, by (a) each shareholder who we know owns beneficially more than 5% of our outstanding common stock, (b) each of our directors, nominees for directors and executive officers named in the “Summary Compensation Table” included in our proxy statement for our Annual Meeting of Shareholders held on May 23, 2012, and (c) all of our executive officers and directors as a group.  The address for all our executive officers and directors is 2350 Helen Street, North St. Paul, Minnesota 55109.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Amount		Percent of Class (2)
Archer Advisors, LLC	1,080,121	(3)	10.0%
Jeffrey E. Eberwein	605,887	(4)	5.6%
Joseph C. Levesque	285,053	(5)	2.6%
Douglas L. Hemer	128,336	(6)	1.2%
Paul H. Askegaard	85,769	(7)	*
Darnell L. Boehm	100,622	(8)	*
Terrence W. Glarner	72,100	(9)	*
Daniel A. Carr	49,062	(10)	*
Charles B. Westling	40,937	(11)	*
John J. Pollock	25,838	(12)	*
Executive officers and directors as a group (11 persons)___________	985,053	(13)	8.7%

 *Less than 1%.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of September 28, 2012 are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2)	Based on 10,781,451 shares of common stock outstanding as of September 28, 2012.

(3)	Based solely on a Schedule 13D/A filed with the SEC on October 2, 2012, represents 1,080,121 shares of common stock beneficially owned by Archer Advisors, LLC (“Archer Advisors”), 150 South Broadway, Wayzata, Minnesota 55391, for which Archer Advisors has sole dispositive and voting power, which consists of 416,366 shares owned directly by Archer Focus Fund, LLC and 663,755 shares owned directly by Archer Equity Fund, LLC. As the managing member of each of Archer Focus and Archer Equity, Archer Advisors is in possession of sole voting and investment power for all such shares. As managing member of Archer Advisors, Steven Markusen is in possession of sole voting and investment power for such shares and may also be deemed to beneficially own such shares.

(4)	Based solely on a Schedule 13D/A filed with the SEC on October 2, 2012, represents 605,887 shares of common stock owned by Mr. Eberwein, 4 Lockwood Avenue, Old Greenwich, Connecticut 06870.

(5)	Includes options to purchase 80,103 shares of common stock exercisable within 60 days. Also includes an aggregate of 4,765 shares held in educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

(6)	Includes options to purchase 71,770 shares of common stock exercisable within 60 days.

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(7)	Includes options to purchase 64,791 shares of common stock exercisable within 60 days.

(8)	Includes options to purchase 39,270 shares of common stock exercisable within 60 days.

(9)	Includes options to purchase 39,270 shares of common stock exercisable within 60 days.

(10)	Represents options to purchase 49,062 shares of common stock exercisable within 60 days.

(11)	Represents options to purchase 40,937 shares of common stock exercisable within 60 days.

(12)	Number of shares owned as last reported to the company. Mr. Pollock resigned as an officer and director of the company effective November 28, 2011.

(13)	Includes options to purchase 572,576 shares of common stock exercisable within 60 days. Also includes an aggregate of 4,765 shares held in educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 26, 2012

The Notice of Special Meeting of Shareholders and Proxy Statement of Aetrium are available at [____________].

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholder proposals intended to be presented in our proxy materials relating to our next Annual Meeting of Shareholders must be received by us at our principal executive offices on or before December 10, 2012 and must satisfy the requirements of the proxy rules promulgated by the SEC.

A shareholder who wishes to make a proposal at our next Annual Meeting without including the proposal in our proxy materials must notify us by February 23, 2013. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by us for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

We know of no business that will be presented for consideration at the special meeting other than that described in this proxy statement. As to other business, if any, that may properly come before the special meeting, it is intended that proxies solicited by our board will be voted in accordance with the judgment of the person or persons voting the proxies.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders who share the same address. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Investor Relations Department, Aetrium Incorporated, 2350 Helen Street, North St. Paul, Minnesota 55109, telephone: (651) 770-2000. Any shareholder who wants to receive separate copies of our Proxy Statement or Annual Report to Shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact us at the above address and phone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 TO EACH PERSON WHO WAS A SHAREHOLDER OF AETRIUM AS OF SEPTEMBER 28, 2012 UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: AETRIUM INCORPORATED, 2350 HELEN STREET, NORTH ST. PAUL, MINNESOTA 55109; ATTN.: SHAREHOLDER INFORMATION.

By Order of the Board of Directors

Joseph C. Levesque

President and Chief Executive Officer

[_________], 2012

North St. Paul, Minnesota

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Appendix I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED

PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, officers and employees of Aetrium who, under SEC rules, may be deemed “participants” in our solicitation of proxies from Aetrium shareholders in connection with the special meeting. Unless otherwise indicated, the principal business address for the participants is 2350 Helen Street, North St. Paul, Minnesota 55109. The table also includes the number of shares of our common stock beneficially owned by each participant, which includes shares that may be acquired by the exercise of stock options within 60 days of September 28, 2012. None of the participants is the record owner of any shares of our common stock that such person does not own beneficially.

Name	Occupation and Address	Shares Owned
Joseph C. Levesque	Chairman of the Board of Aetrium	285,053
Darnell L. Boehm	Aetrium Director; Principal of Darnell L. Boehm & Associates 19330 Bardsley Place Monument, CO 80132	100,622
Terrence W. Glarner	Aetrium Director; President of West Concord Ventures, Inc. 160 Montrose Place St. Paul, MN 55104	72,100
Daniel A. Carr	Aetrium Director; President of The Collaborative 10 South 5th Street, Suite 415 Minneapolis, MN 55402	49,062
Charles B. Westling	Aetrium Director; Chief Executive Officer of Computype, Inc. 2285 West County Road C St. Paul, MN 55113	40,937
Douglas L. Hemer	Aetrium Director; Chief Administrative Officer and Secretary of Aetrium	128,336
Paul H. Askegaard	Treasurer of Aetrium	85,769
Timothy G. Foley	Vice President and General Manager – Test Handler Products, Aetrium	69,754
Timothy A. McMullen	Vice President and General Manager – Reliability Test Systems, Aetrium	69,791
Gary A. Quasabart	Vice President – Worldwide Sales & Service, Test Handler Products, Aetrium	57,791

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information concerning all purchases and sales of shares of Aetrium common stock by, and stock options granted to, the participants listed above during the past two years (September 28, 2010 through September 28, 2012). Except as set forth below, none of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares. To the extent that any part of the purchase price or market value of any of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares, the amount of the indebtedness of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

A-1

	Shares of Common Stock Purchased or Sold/Stock Option Grants
Name	Date	Number of Shares	Footnote
Joseph C. Levesque	9/7/2011	595	(2)
	3/19/2012	100,000	(1)
Darnell L. Boehm	3/19/2012	50,000	(1)
Terrence W. Glarner	3/19/2012	50,000	(1)
Daniel A. Carr	3/19/2012	30,000	(1)
Charles B. Westling	3/19/2012	30,000	(1)
Douglas L. Hemer	3/19/2012	80,000	(1)
Paul H. Askegaard	3/19/2012	55,000	(1)
Timothy G. Foley	3/19/2012	55,000	(1)
Timothy A. McMullen	3/19/2012	55,000	(1)
Gary A. Quasabart	3/19/2012	52,000	(1)

(1)	Grant of stock option
(2)	Open market sale

Miscellaneous Information Concerning Participants

Except as described in this Appendix I, to the best of our knowledge, no associate of any person listed in the first table above beneficially owns any shares of common stock or other securities of Aetrium. Except as described in this Appendix I, to the best of our knowledge, there have been no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, in which we or our subsidiary was or is to be a party, in which the amount exceeds $120,000, and in which any of the persons listed in the first table above or any of his or her associates had or will have a direct or indirect material interest.

To the best of our knowledge, except as described in this Appendix I, no person listed in the first table above, or any of his or her associates, has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party, except for customary terms of employment for the positions listed in the table. Except as described in this Appendix I, for employee equity awards or for proxies given in connection with our 2012 annual meeting of shareholders, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed in the first table above within the past year with any person with respect to any securities of Aetrium, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

None of the persons listed in the first table above beneficially owns any securities of any parent or subsidiary of Aetrium.

Except as described in this Appendix I, to the best of our knowledge, no person listed in the first table above has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

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Appendix II

PRELIMINARY COPY

AETRIUM INCORPORATED

proxy card FOR SPECIAL MEETING

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints JOSEPH C. LEVESQUE and Douglas L. Hemer, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Aetrium Incorporated held of record by the undersigned on September 28, 2012 at the Special Meeting of Shareholders to be held on November 26, 2012 or any postponement or adjournment thereof.

1.	Proposal to remove the existing members of the Board of Directors.

Against ☐	For ☐	Abstain ☐

2.	The proposal to elect six persons nominated by the Shareholder Group to the Board of Directors is subject to the effectiveness of the first proposal above. This proxy will not be voted on the proposal to elect six persons nominated by the Shareholder Group. If you return this proxy and do not attend the special meeting in person you will not have the right to vote with respect to the proposal to elect six persons nominated by the Shareholder Group to fill any vacancies created on our Board of Directors if the first proposal above is approved.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted AGAINST Proposal 1 above. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: _____________, 2012

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.